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                                                                    Exhibit 23.3

                                     ARTHUR
                                    ANDERSEN

                    CONSENT OF INDEPENDENT PUBLIC ACCOUNTANTS

As independent public accountants, we hereby consent to the incorporation by reference in this Proxy Statement of our report dated January 31, 1997 on the consolidated balance sheet of American Real Estate Investment Corporation as of December 31, 1996 and the consolidated statements of operations, shareholders' equity and cash flows for the years ended December 31, 1996 and 1995. It should be noted that we have not audited any financial statements of American Real Estate Investment Corporation subsequent to December 31, 1996, or performed any audit procedures subsequent to the date of our report.


                                        Arthur Andersen LLP

Denver, Colorado
November 5, 1997